News Release

ACCO BRANDS ANNOUNCES THE CLOSING OF THE TRUST ACQUISITION

LAKE ZURICH, ILLINOIS, October 2, 2026 - ACCO Brands Corporation (NYSE: ACCO), a global leader in branded office and learning products and technology accessories, today announced it has successfully completed its previously announced acquisition of Trust. Trust designs and markets a comprehensive range of PC accessories, gaming, smart home and mobile peripherals, sold through leading retailers, e-commerce platforms, and B2B channels across Europe and Latin America.

Details of the transaction can be found at www.accobrands.com. Please refer to the press release announcing the acquisition for additional information, including forward-looking statements made in anticipation of the acquisition and factors that may cause those statements to differ from actual results, which can be found at the following link: press release.

About ACCO Brands Corporation

ACCO Brands is the leader in branded consumer products that enable productivity, confidence and enjoyment while working, when learning and while playing. Our widely recognized brands include AT-A-GLANCE®, Five Star®, Kensington®, Leitz®, Mead®, PowerA®, Swingline®, Tilibra® and many others. More information about ACCO Brands Corporation (NYSE: ACCO) can be found at www.accobrands.com.

For further information:

Christopher McGinnis	Kori Reed
Investor Relations	Media Relations
(847) 796-4320	(224) 501-0406